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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

REDWOOD BROADCASTING TO CHANGE NAME TO FTM ("FEED THE MONSTER") MEDIA, INC.

         PHOENIX--(BUSINESS WIRE)--July 14, 1999--Redwood Broadcasting, Inc. (OTC BB: RWBD) announced today that it will change its name to FTM Media, Inc. subject to stockholder approval at a special meeting on July 19.

         "Keeping a Web site current, entertaining and relevant is an enervating process, a creative drain we refer to as `feeding the monster,'" said Frank Wood, Chairman of the Board. "Our name reflects our ability to provide the resources a radio station needs to build and continuously refresh a Web site that precisely reflects its image. Our goal is to become the leading integrator of broadcast radio and the Internet." He added, "The Internet `monster' is giving the radio industry an unprecedented opportunity to expand market reach, listener loyalty, profit margins and infotainment potential. Not only will Feed the Monster deliver and operate full-featured Web sites for individual stations, but it will capitalize on opportunities to market to audiences specifically by region and programming preferences; package previously untapped multi-media advertising programs; and capture e-commerce and other revenue streams."

         The company is building a national network of 175 full-featured, radio station Web sites in the top 25 markets throughout the United States, focusing on the preferences of target audiences in each of the top programming formats, including modern and classical rock, country, oldies, contemporary hit radio and news-talk.

         FTM has successfully launched its initial Web site -- www.KROQ.com - in Los Angeles and will unveil www.live105.com for KITS in San Francisco in early August. The company intends to use its leading-edge Internet technology to provide Web sites that seamlessly extend each station's awareness and listener loyalty from local airwaves to the Internet.

         FTM has developed a state-of-the-art platform capable of featuring 3-D graphics, streaming audio and video, interactive games, contests and features, and local and national chat to attract and maintain a high level of visitor loyalty. The sites will showcase information and products targeted to each station's listeners, such as concert and venue information and local and national advertising. Viewers will be able to purchase goods and services of interest to them online, and FTM's continuing updates and improvements will provide a constant source of new and exciting material to keep visitors returning to the sites.

         Based in Phoenix, Arizona, FTM Media (formerly Redwood Broadcasting) was found in 1994 to acquire and manage radio stations in small to medium-sized markets. Realizing the potential of the Internet for broadcasting companies, FTM changed its strategic focus and divested its radio properties in 1998. In May of this year, the company completed its acquisition of privately held Interactive Radio Group, which


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delivers Internet products and services to the radio industry. Infinity
Broadcasting, Inc. (NYSE: INF) is a minority investor in FTM.

         This release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, governmental and technological factors affecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's regular filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.


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Contact:
     FTM Media Inc., Phoenix
     Ron Conquest, 480/425-0099 (Chief Executive Officer)
          or
     Trinske Communications Ltd.
     Investor Relations:
     Mark Trinske, 303/665-7760
     Christi Whittemore, 949/515-3471